Exhibit 10.12

THIS EXHIBIT HAS BEEN REDACTED AND IS THE SUBJECT OF A CONFIDENTIAL TREATMENT REQUEST. REDACTED MATERIAL IS MARKED WITH [***] AND HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

SUPPLIER AGREEMENT

This Supplier Agreement (this “Agreement”) is entered into, effective as of January 1, 2019 (the “Effective Date”), by and between Millipore (U.K.) Ltd., an English company with its principal place of business at Suite 21, Building 6, Croxley Green Business Park, Watford, Hertfordshire WD18 8YH, UK (“Merck”), and Oxford Immunotec Limited, an English company with its principal place of business at 94C Innovation Drive, Milton Park, Abingdon, Oxfordshire, OX14 4RZ, UK (“Oxford” or “Customer”)). As used in this Agreement, “Party” means Merck or Customer, and “Parties” means, collectively, Merck and Customer.

WITNESSETH:

WHEREAS Merck is in the business of manufacturing, distributing and selling life science consumables, instrumentation and other products; and

WHEREAS Customer is interested in purchasing and utilizing certain Merck products, all in accordance with the terms of this Agreement.

NOW, THEREFORE, in consideration of the mutual promises and covenants set forth herein, the Parties hereto agree as follows:

1.	DEFINITIONS

1.1.	“Additional Orders” has the meaning set forth in Section 4.3.

1.2.

“Affiliate” means, with respect to a Party, any corporation, company, partnership, joint venture and/or firm that controls, is controlled by or is under common control with such Party. As used in this definition, “control” means (a) in the case of a corporate entity, direct or indirect ownership of more than fifty percent (50%) of the stock or shares having the right to vote for the election of directors, and (b) in the case of a non-corporate entity, the direct or indirect power to manage, direct or cause the direction of the management and policies of the non-corporate entity or the power to elect more than fifty percent (50%) of the members of the governing body of such non-corporate entity.

1.3.	“Agreement” has the meaning set forth in the preamble of this Agreement.

1.4.	“Binding Forecast” has the meaning set forth in Section 4.1.

1.5.	“Commercial Forecast” has the meaning set forth in Section 4.1.

1.6.	“Confidential Information” has the meaning set forth in Section 6.1.

1.7.	“Customer” has the meaning set forth in the preamble of this Agreement.

1.8.	“Customer Indemnified Party” has the meaning set forth in Section 7.2.

1.9.	“Discloser” has the meaning set forth in Section 6.1.

1.10.	“Effective Change Date” has the meaning set forth in Section 4.7(a).

1.11.	“Effective Date” has the meaning set forth in the preamble of this Agreement.

1.12.	“Federal healthcare programs” has the meaning set forth in Section 8.4.

1.13.	“Finished Product” has the meaning set forth in Section 7.1(d).

1.14.	“Force Majeure Event” has the meaning set forth in Section 11.6.

1.15.	“Indemnified Party” has the meaning set forth in Section 7.3.

1.16.	“Indemnifying Party” has the meaning set forth in Section 7.3.

1.17.	“List Price” has the meaning set forth in Section 2.1.

1.18.	“Losses” has the meaning set forth in Section 7.1.

1.19.	“Material Change” has the meaning set forth in Section 4.7.

1.20.	“Merck” has the meaning set forth in the preamble of this Agreement.

1.21.	“Merck Indemnified Party” has the meaning set forth in Section 7.1.

1.22.	“Non-Binding Forecast” has the meaning set forth in Section 4.1.

1.23.	“Non-Conforming Additional Orders” has the meaning set forth in Section 4.3.

1.24.	“Order Date” or “Order Dates” have the meaning set forth in Section 4.2.

1.25.	“Oxford” has the meaning set forth in the preamble of this Agreement.

1.26.	“Party” or “Parties” has the meaning set forth in the preamble of this Agreement.

1.27.	“Price” has the meaning set forth in Section 2.1.

1.28.	“Product(s)” has the meaning set forth in Section 2.1.

1.29.	“Product Warranty” has the meaning set forth in Section 8.1(A).

1.30.	“Purchase Order” has the meaning set forth in Section 4.2.

1.31.	“Recipient” has the meaning set forth in Section 6.1.

1.32.	“Site” has the meaning set forth in Section 2.2.

1.33.	“Specifications” means the written specifications for each Product as set forth on Exhibit B attached hereto.

1.34.	“Taxes” has the meaning set forth in Section 3.2.

1.35.	“Term” has the meaning set forth in Section 9.1.

1.36.	“Termination for Convenience” has the meaning set forth in Section 9.2.

1.37.	“Third Party” means any person or entity other than Merck, Customer or their respective Affiliates.

1.38.	“Warranty Period” has the meaning set forth in Section 8.1(A).

2.	PRODUCTS

Products. During the Term, and subject to the covenants, terms and conditions of this Agreement, Customer agrees to buy from Merck, and Merck agrees to sell to Customer, the Merck products set forth in Exhibit A attached to this Agreement (the “Products”) at the prices for such Products set forth on Exhibit A as such prices may be changed in accordance with the terms of this Agreement (the “Price”). The list of Products to be included in Exhibit A may be modified at any time during the Term by mutual written agreement of the Parties.

3.	PRICING

3.1.

Price; Payment Terms. For each Product purchased pursuant to this Agreement, Merck shall invoice Customer, and Customer shall pay Merck, the Price. Merck shall invoice Customer upon each shipment of Product, and Customer shall pay Merck in full within thirty (30) days of invoice date. An interest charge equal to [***]% per month ([***]% per year) will be added to invoices outstanding beyond forty-five (45) days of the invoice date. In the event Customer’s account is overdue for a period of more than sixty (60) days or Customer otherwise has an unsatisfactory credit or payment record, Merck reserves the right in its reasonable discretion to (a) require C.O.D. payment terms, (b) refuse to ship any accepted Purchase Order until overdue accounts are paid in full and/or (c) increase the Price.

3.2.

Taxes. All amounts to be paid by Customer are exclusive of any applicable taxes, duties, customs, imports, levies or any other fee of any nature imposed by any federal, state or local government authority including, but not limited to, any VAT, excise and sales taxes (collectively “Taxes”), which Taxes will be payable by Customer. In the event Merck is required to prepay any such Taxes, Customer will reimburse Merck within thirty (30) days after receipt of an invoice from Merck.

3.3.	Packaging Costs. All Prices are based upon Customer Purchase Orders in standard commercial packaging. Any Customer requests for non-standard packaging may result in additional charges.

3.4.

Adjustment to Price. Once per calendar year during the Term, but no earlier than the first anniversary of the Effective Date, Merck may increase the Price as further set forth below by providing Customer thirty (30) days prior written notice. Any such Price increase shall only be effective as to Purchase Orders placed after the effective date of the Price increase and shall not exceed the greater of: (i) [***] ([***]%) percent; or (ii) the UK RPIX for the preceding twelve (12) months (UK Retail Price Index excluding mortgage interest – see Office of National Statistics at http://www.ons.gov.uk/ons/key-figures/index.html. Merck shall review Customer’s Product purchases in connection with its annual Price adjustment described above and if such Product purchases are [***] percent ([***]%) or more lower during the most recently completed calendar year than Product purchases in the prior calendar year, notwithstanding the foregoing, Merck reserves the right to increase Price in excess of the limits set forth above, to a maximum of [***] percent ([***]%).

4.	FORECASTS; ORDERING; PRODUCT CHANGES

4.1.

Forecasts. No later than October 1 of each calendar year during the Term, Oxford shall provide Merck with a non-binding, written, annual forecast of its intended Product purchases for the forthcoming calendar year (the “Commercial Forecast”). After delivery of the initial Commercial Forecast for each calendar year, Customer shall deliver to Merck an updated Commercial Forecast on a calendar quarterly basis, which update shall include the next successive calendar quarter added to the last period of the previous Commercial Forecast.

4.2.

Purchase Orders. No later than January 1, April 1, July 1 and October 1 (each an “Order Date” and collectively the “Order Dates”) of each calendar year during the Term, Oxford shall provide Merck with its written, binding and irrevocable purchase order (each individually a “Purchase Order” and collectively the “Purchase Orders”) for Products for the next calendar quarter (e.g., Purchase Order submitted on January 1 will correspond to the calendar quarter beginning on April 1). In the event Customer does not require Products in a given calendar quarter and thus does not wish to order any, Customer shall notify Merck of same in writing on the applicable Order Date. Each Purchase Order shall specify the following: (a) the quantity and description of each Product ordered, with a minimum Purchase Order quantity of [***] Products per Purchase Order (assuming Oxford is ordering Product for such calendar quarter); (b) the address of the delivery site; (c) the requested delivery date(s), which delivery date shall not be less than eight (8) weeks from the date of the Purchase Order. In the event the Purchase Order exceeds [***] Products, Merck may, in its sole discretion, extend the delivery date an additional seven (7) weeks for a total of fifteen (15) weeks from the date of the Purchase Order. Merck shall promptly confirm each Purchase Order in writing which shall be deemed its acceptance of such Purchase Order in accordance with the terms and conditions of this Agreement. For the purposes of the provisions in this Agreement concerning confirmation and acceptance of Purchase Orders, “promptly” shall mean no later than ten (10) working days following Merck’s receipt of the applicable Purchase Order. In the event Customer identifies an error in Merck’s confirmation and acceptance of a Purchase Order, Merck will promptly correct such error after receipt of written notice from Customer. Merck is not obliged to deliver, and Customer is not obliged to purchase, any Products other than those set forth on Purchase Orders that have been accepted by Merck. Purchase Orders may be placed on Customer’s Purchase Order form, but any terms on such form that are in addition to or different from the terms of this Agreement will be of no force or effect.

4.3.

Additional Orders. Merck shall promptly confirm in writing and thereby accept Purchase Orders in addition to those placed by Customer on or by the Order Dates (“Additional Orders”), except when: (a) such Additional Orders exceed [***] Products; (b) Oxford has placed more than two (2) Additional Orders during any calendar quarter; or (c) cumulative Purchase Orders in any calendar year during the Term exceed [***] Products (collectively, the “Non-Conforming Additional Orders”). In each case Merck may, in its sole discretion, promptly confirm in writing and thereby accept such Non-Conforming Additional Orders and/or indicate in such written confirmation different delivery dates for the Products set forth in such Non-Conforming Additional Orders; provided, however, that such dates shall be within a commercially reasonable timeframe. To the extent any such Non-Conforming Additional Orders are confirmed in writing and thereby accepted by Merck, it shall be obligated to fulfill the applicable Non-Conforming Additional Orders within the delivery date indicated in the applicable written confirmation.

4.4.	No Order Cancellation. Purchase Orders may not be cancelled under any circumstances, unless otherwise agreed in writing by the Parties.

4.5.

Rescheduling of Orders. Oxford may reschedule the delivery dates of any Purchase Order at any time prior to the shipment date by providing reasonable advance written notice to Merck, provided that the newly rescheduled delivery date is no later than thirty (30) days after the original delivery date. Merck shall use commercially reasonable efforts to accommodate such rescheduling.

4.6.	Product Acceptance and Returns.

(a)

Acceptance. Oxford shall be responsible for inspecting all Products shipped hereunder prior to acceptance; provided however, that if Oxford shall not have given Merck written notice of rejection within thirty (30) days following shipment to Oxford, the Products shall be deemed to have been accepted by Oxford. Acceptance shall not be deemed to be a waiver or limitation of Merck’s obligations pursuant to this Agreement (or any breach thereof), including those obligations with respect to Merck’s Product warranty and Merck’s duty to indemnify Oxford as set forth below.

(b)

Returns. No Product shipped under this Agreement may be returned without the express prior written authorization of Merck, which may be withheld in Merck’s reasonable discretion. Merck shall pay any shipping costs associated with returning rejected Products. At Merck’s reasonable discretion, and as Oxford’s sole remedy, Merck shall promptly either refund or replace any Products rejected by Oxford and confirmed by Merck.

4.7.

Product Change. In the event of a change in the manufacturing, form, fit, function, testing or documentation of any Product, that could reasonably be expected to materially impact the performance or Specifications of the Product (a “Material Change”), Merck shall use best efforts to notify Oxford of such changes at least six (6) months prior to the Effective Change Date. Notwithstanding the foregoing, on rare occasions Merck may not be able to provide at least six (6) months advance notice due to unplanned situations, including without limitation, interruptions in Merck’s supply chain. In such situations, Merck shall provide as much advance notice as reasonably possible of the applicable Effective Change Date. If Merck provides less than six (6) months’ notice of a Material Change and such short notice in Customer’s reasonable discretion will impact Customer’s supply needs, Customer shall have the right to adjust or cancel a Purchase Order without penalty. Upon receipt of such notification, Oxford shall use commercially reasonable efforts to obtain regulatory market approval for such change (if such approval is necessary and Oxford decides, in its reasonable discretion, to continue utilizing the Products) prior to the Effective Change Date. Merck shall use (i) commercially reasonable efforts to support Oxford’s regulatory market approval efforts which may include providing Oxford with necessary Product information and (ii) best efforts to supply Oxford with the Product, as manufactured prior to the Material Change, until the earlier of (a) such time as Oxford has validated or obtained regulatory market approval for the Product which includes the Material Change or (b) Merck is no longer able to produce the Product prior to the Material Change. Any such Product information shall be considered “Confidential Information” hereunder.

4.8.

Inspection and Testing. Merck shall inspect and test all Products prior to shipment to Oxford in accordance with Merck’s standard quality control procedures. Merck shall provide a certificate of quality/analysis upon Oxford’s written request in the form attached hereto as Exhibit B.

4.9.

Right to Audit. Merck shall, upon receiving reasonable prior notice from Oxford, during normal business hours on a mutually agreed upon date and time, permit one (1) or more individual(s) from Oxford, regulatory agencies and/or notified bodies to conduct inspections and audits of Merck’s facilities that produce the Products, provided that Oxford’s representatives comply with Merck’s visitation policies provided to Customer in advance and the provisions regarding Confidentiality set forth in Section 6 herein.

4.10.	Labelling. Special packaging and labeling requests may result in extra charges.

5.	SHIPPING AND DELIVERY

5.1.

Shipping. All shipments of Product will be made FCA (Merck’s distribution center) Incoterms® 2010. Title will pass to Customer when the Product leaves Merck’s point of distribution. Shipments will be made by standard shipping delivery service, with the cost of freight paid by Merck and included in the Price.

5.2.

Delivery. If Merck is unable to meet the delivery dates set forth in a confirmed Purchase Order, Merck shall promptly notify Customer of the delay after it is made known to Merck. If in Customer’s reasonable discretion such delay will impact Customer’s supply needs, Customer shall have the right to adjust or cancel a Purchase Order without penalty upon receipt of Merck’s prior written consent, which shall not be unreasonably withheld.

6.	CONFIDENTIALITY

6.1.

Definition. “Confidential Information” means any confidential scientific, technical, financial or business information of a Party (“Discloser”) in whatever form (written, oral or visual) which is treated by such Party as confidential and is provided to the other Party under this Agreement (“Recipient”). Confidential Information of Merck includes, but is not limited to, Specifications, Prices, formulae, processes, records, techniques, know-how and other proprietary information.

6.2.

Obligations. Recipient agrees (a) to keep confidential the Confidential Information of Discloser and the terms of this Agreement, (b) not to disclose Discloser’s Confidential Information to any Third Party without the prior written consent of Discloser, and (c) to use such Confidential Information only as necessary to fulfill its obligations or in the reasonable exercise of rights granted to it under this Agreement. Recipient may, however, disclose Confidential Information of Discloser to its employees and consultants in each case who have a specific need to know such Confidential Information and who are bound by a like obligation of confidentiality and restriction on use, or to prosecute or defend litigation. Further, either Party may disclose Confidential Information to the employees and consultants of such Party’s Affiliates who have a specific need to know such Confidential Information in order to assist Party in carrying out its rights or obligations under this Agreement and who are bound by a like obligation of confidentiality and restriction on use. Notwithstanding the foregoing, Oxford shall be entitled to disclose this Agreement to the extent required by applicable law or regulation, including, but not limited to, the public disclosure obligations of Oxford’s ultimate parent company, Oxford Immunotec Global PLC, due to its status as a publicly traded company. Prior to any public disclosure of this Agreement in satisfaction of applicable securities or other applicable laws, Oxford shall use commercially reasonable efforts to obtain and maintain confidential treatment of those portions of the Agreement that contain commercially sensitive information, including but not limited to pricing and discounts.

6.3.

Exceptions. Recipient’s obligations of non-disclosure and non-use under this Agreement will not apply to any portion of Discloser’s Confidential Information that Recipient can demonstrate, by competent proof:

(a)	is generally known to the public at the time of disclosure or becomes generally known through no wrongful act on the part of Recipient;

(b)	is in Recipient's possession at the time of disclosure other than as a result of Recipient's breach of any legal obligation;

(c)	becomes known to Recipient on a non-confidential basis through disclosure by sources other than Discloser having the legal right to disclose such Confidential Information; or

(d)	is independently developed by Recipient without reference to or reliance upon Discloser’s Confidential Information.

If Recipient is required by a governmental authority or by order of a court of competent jurisdiction to disclose any Confidential Information, Recipient will give Discloser prompt written notice of such requirement or order and Recipient will take all reasonable and lawful actions to avoid or minimize the degree of such disclosure. Recipient will cooperate reasonably with Discloser in any efforts to seek a protective order.

6.4.

Return. Recipient will, upon written request from Discloser, return or destroy all copies of materials containing Discloser’s Confidential Information upon termination of this Agreement for any reason whatsoever; provided, however, that Recipient may retain, for its records, one confidential copy of such information for purposes of evidencing and monitoring its ongoing compliance with this Agreement and any such copies contained in Recipient’s backup IT systems until the ordinary course deletion thereof.

6.5.	Survival of Obligations. The Parties’ obligations under this Section 6 will survive for a period of five (5) years after the expiration, cancellation or termination of this Agreement.

7.	INDEMNIFICATION AND INSURANCE

7.1.

Customer Indemnity. Customer shall indemnify, defend and hold harmless Merck, its Affiliates and its and their directors, officers and employees (each a “Merck Indemnified Party”) from against all claims, actions, liabilities, losses, demands, damages, fines, penalties, costs and expenses (including without limitation reasonable attorneys’ fees) (collectively, “Losses”), arising from any Third Party claim to which any Merck Indemnified Party is or may become subject to the extent arising arise out of or are alleged or claimed to arise out of or in connection with:

(a)	any breach by Customer of any of its obligations, representations or warranties under this Agreement;

(b)	any negligent act or omission or willful misconduct by Customer, its Affiliates or its or their directors, officers, employees, agents or subcontractors;

(c)

any instruction, direction, protocol, method of manufacturing Product or Specification given by Customer or any of its Affiliates (or its or their officers, directors, employees, agents or subcontractors) to Merck or its Affiliates, which is materially followed, complied with, adopted, implemented and/or performed by Merck or its Affiliates;

(d)	the incorporation, conversion or formulation of a Product into a finished product (“Finished Product”) by Customer, its Affiliates or its or their respective subcontractors or licensees;

(e)	the labeling, marketing, distribution, offer for sale or sale of a Product or Finished Product by Customer, its Affiliates or its or their respective distributors or licensees;

(f)	the use and/or consumption of a Product or Finished Product;

(g)	the infringement by the use of a Product and/or Finished Product of any intellectual property or other proprietary rights of any Third Party; or

(h)	any violation of any applicable law or regulation by Customer, its Affiliates or its or their directors, officers, employees, agents or subcontractors;

provided, however, that Customer shall have no obligation to indemnify, defend or hold harmless the Merck Indemnified Parties for any Losses to the extent that such Losses were caused by the negligence or willful misconduct of any Merck Indemnified Party.

7.2.

Merck Indemnity. Merck shall indemnify, defend and hold harmless Merck, its Affiliates and its and their directors, officers and employees (each a “Customer Indemnified Party”) from against all Losses arising from any Third Party claim to which any Customer Indemnified Party is or may become subject insofar as they are based upon, arise out of or are alleged or claimed to arise out of or in connection with:

(a)	any breach by Merck of any of its obligations, representations or warranties under this Agreement;

(b)	any negligent act or omission or willful misconduct by Merck, its Affiliates or its or their directors, officers, employees, agents or subcontractors;

(c)	the infringement by the production or sale of a Product of any intellectual property or other proprietary rights of any Third Party; or

(d)	any violation of any applicable law or regulation by Merck, its Affiliates or its or their directors, officers, employees, agents or subcontractors;

provided, however, that Merck shall have no obligation to indemnify, defend or hold harmless the Customer Indemnified Parties for any Losses to the extent that such Losses were caused by the negligence or willful misconduct of any Customer Indemnified Party.

7.3.

Indemnification Procedures. The Party being indemnified (the “Indemnified Party”) will promptly notify the other Party (the “Indemnifying Party”) in writing within thirty (30) days after learning of any claim for which the Indemnified Party wishes to seek indemnification pursuant to Section 7.1 or Section 7.2 as the case may be. The Indemnifying Party will have the right, but not the obligation, to assume the defense of such liability with counsel satisfactory to the Indemnifying Party. If the Indemnifying Party assumes such defense, the Indemnifying Party will have the sole right to control the defense and/or settlement or other disposition of any liability, and the indemnification provisions of Section 7.1 or Section 7.2 as the case may be will not apply to amounts paid in connection with any liability if such payments are made without the consent of the Indemnifying Party; provided, that, that the Indemnified Party will have the right to retain its own counsel at its own expense but the Indemnifying Party will have final decision-making authority regarding all matters relating to such defense. The failure by the Indemnified Party to deliver notice to the Indemnifying Party in accordance with the first sentence of this Section 7.3, will relieve the Indemnifying Party of liability to the Indemnified Party under Section 7.1 or Section 7.2 as the case may be, only to the extent such delay prejudiced the ability of the Indemnifying Party to conduct such defense. At the Indemnifying Party’s request, the Indemnified Party and its directors, officers, employees and contractors will cooperate reasonably with the Indemnifying Party and its legal representatives, at the Indemnifying Party’s expense, in the investigation of any liability covered by the indemnification provisions in Section 7.1 or Section 7.2 as the case may be and will provide full information with respect to such liability.

7.4.

Customer Insurance. Without limiting its liability under this Agreement, during the Term of this Agreement, Customer shall obtain and maintain commercial general liability and product liability insurance with limits of not less than [***] Dollars ($[***]) per occurrence for general liability and product liability. Customer, promptly upon Merck’s request, shall furnish Merck with certificates of insurance evidencing such insurance coverage.

7.5.

Merck Insurance. Merck shall maintain adequate commercial general liability and product liability insurance in such amounts and with such scope of coverage as is customary in the life sciences industry with regard to the manufacture and sale of the Products. Merck, promptly upon Customer’s request, shall furnish Customer with certificates of insurance evidencing such insurance coverage.

8.	REPRESENTATIONS AND WARRANTIES

8.1.	Product Warranty.

(A)

Product Warranty. Merck warrants that each Product furnished under this Agreement will conform to its Specifications for the Warranty Period (the “Product Warranty”). All Product Warranty claims must be filed in writing with Merck within the applicable Warranty Period. The duration of Merck’s Product Warranty is individual Product-specific for each Product furnished under this Agreement (the “Warranty Period”). The Warranty Period begins on the date of shipment of the Product by Merck and expires on the earliest of: (i) one (1) year from the date of shipment; or (ii) any retest date, expiration date or shelf life date printed on the Product label, packaging or certificate of analysis.

(B)

Conditions. The validity of Merck’s Product Warranty is subject to the following conditions: the Product must be installed, used, handled, maintained, stored and shipped (as applicable) in accordance with (i) all use restrictions, label licenses, instructions, recommendations and warnings that are set forth in this Agreement, in any other related agreement or document, on any Product label or packaging, or in Product literature furnished to Customer and (ii) all applicable laws and regulations.

(C)

Exclusions. The Product Warranty will not apply and Merck will have no liability under any representation or warranty with respect to: (i) any failure to comply with the conditions set forth in Section 8.1(B) above, (ii) any contamination of, or damage to, the Product after delivery of the Product by Merck; (iii) any modification, repair or enhancement of the Product by Customer or any Third Party without Merck’s prior written consent; and (iv) any Product for which payment has not been made in full to Merck.

(D)

Remedy. In the event of a valid and timely claim for breach of Product Warranty pursuant to Section 8.1(A) above, Merck’s sole obligation and Customer’s exclusive remedy will be for Merck, at its sole expense and option, to repair, rework or replace the applicable Product or part thereof, at no charge to Customer. If after exercising commercially reasonable efforts, Merck is unable to repair, rework or replace the Product or part, then Merck will credit to Customer all monies paid to Merck for such applicable Product or part. This section shall not be construed to limit Merck’s obligations pursuant to this Agreement (or any breach thereof), including Merck’s duty to indemnify Oxford.

(E)

Warranty Disclaimer. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, NEITHER PARTY MAKES ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND WHATSOEVER, EITHER EXPRESS OR IMPLIED, WRITTEN OR ORAL, INCLUDING WITHOUT LIMITATION ANY IMPLIED WARRANTY OF MERCHANTABILITY, WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE, OR WARRANTY OF NON-INFRINGEMENT, WHETHER ARISING BY LAW, COURSE OF DEALING, COURSE OF PERFORMANCE, USAGE OF TRADE OR OTHERWISE, ALL OF WHICH ARE EXPRESSLY DISCLAIMED. Customer is solely responsible for determining the suitability of the use of any Product in its production processes.

8.2.

Compliance with Laws. Merck represents and warrants that the Products comply with all applicable federal, state and local laws and regulations and that Merck has obtained all necessary permits, licenses and certifications for providing Products hereunder.

8.3.

Intellectual Property. Merck represents and warrants that the production and sale of the Products do not infringe any patent, copyright, trademark or other proprietary rights of any Third Party except to the extent the claim of infringement arises from the modification or negligent use of the Products by Oxford.

8.4.

No Debarment. Merck represents and warrants that neither it nor, to its knowledge, any of its employees involved in manufacturing the Products as of the Effective Date (i) is currently excluded, debarred or otherwise ineligible to participate in US federal health care programs as defined in 42 U.S.C. § I 320a-7b(t) (the “Federal healthcare programs”); or (ii) to its knowledge has been convicted of a criminal offense related to the provision of healthcare items or services that could result in being excluded, debarred or otherwise declared ineligible to participate in the Federal healthcare programs; or (iii) to its knowledge, is under investigation or otherwise aware of any circumstances which may reasonably result in Merck being excluded from participation in the Federal healthcare programs.

8.5.

Limitation of Liability. NOTWITHSTANDING ANYTHING IN THIS AGREEMENT OR IN ANY PURCHASE ORDER (OR IN ANY RELATED AGREEMENT OR DOCUMENT) TO THE CONTRARY, NEITHER PARTY SHALL be liable UNDER ANY LEGAL THEORY (WHETHER TORT, CONTRACT OR OTHERWISE) for special, incidental, consequential, punitive OR ANY OTHER INDIRECT DAMAGE OR LOSS (INCLUDING, WITHOUT LIMITATION, LOST PROFITS) SUSTAINED BY THE OTHER PARTY OR ANY OTHER PERSON OR ENTITY arising out of OR RELATED TO this Agreement OR the UNDERLYING PRODUCTS, regardless of any notice of such damages. FOR PURPOSES OF THIS WAIVER, ANY LIABILITY INCURRED BY EITHER PARTY AS A RESULT OF ANY THIRD-PARTY CLAIM IS NOT CONSIDERED AN INDIRECT DAMAGE. NOTWITHSTANDING ANYTHING IN THIS AGREEMENT OR IN ANY PURCHASE ORDER (OR IN ANY RELATED AGREEMENT OR DOCUMENT) TO THE CONTRARY, under no circumstances SHALL MERCK’S aggregate liability for all claims arising out of or RELATED TO A PRODUCT PURCHASED UNDER THIS AGREEMENT exceed the amount actually received by MERCK from CUSTOMER for SUCH Product. All claims must be brought within one (1) year of SHIPMENT of the applicable Product, regardless of their nature. IN NO EVENT SHALL MERCK BE LIABLE FOR any LOSS OR DAMAGE TO CUSTOMER’S IN-PROCESS COMMERCIAL PRODUCTS.

8.6.

Compliance with Medical Device Legal Requirements. Customer acknowledges that the Products have not been tested by Merck for safety and efficacy in food, drug, medical device, cosmetic, commercial or any other use, unless otherwise explicitly stated in Product data or Product documentation provided by Merck. Customer will properly test, use, manufacture and market all Products purchased from Merck and/or materials produced with Products purchased from Merck in compliance with all applicable laws and regulations and obtain any necessary intellectual property permission for its use of the Product. Oxford shall comply with all laws and regulations of any nation regulating the marketing and sale of medical devices, applicable to Oxford’s use and sale of the Products, and agrees to assume full responsibility for the conduct of all Products recalls. Merck shall provide reasonable cooperation to Oxford’s regulatory compliance efforts with respect to the Products.

9.	TERM AND TERMINATION

9.1.

Term. This Agreement will be effective commencing on the Effective Date and will, unless terminated in accordance with section 9.2, continue in full force and effect for a period of five (5) years from the Effective Date (the “Term”).

9.2.

Termination. Either Party may terminate this Agreement at any time upon at least twelve (12) months’ written notice to the other Party (“Termination for Convenience”). In the event of a Termination for Convenience by Merck, Merck shall provide Customer with the opportunity to continue to purchase Product under the terms and conditions of this Agreement for up to twelve (12) months after the actual termination date, but in no event shall Customer be permitted to purchase Product under the terms of this Agreement after the Term. If either Party breaches any material agreement, condition or covenant of this Agreement, and (i) such breach is not remedied within thirty (30) days after receipt by the breaching Party of a notice thereof from the non-breaching Party, or (ii) for any breach other than a payment breach by Customer, steps to remedy such breach have not been initiated to the non-breaching Party’s reasonable satisfaction within thirty (30) days after receipt by the breaching Party of a notice thereof from the non-breaching Party, the non-breaching Party may terminate this Agreement by written notice to the breaching Party.

9.3.

Effect of Termination. Expiration or termination of this Agreement will not affect the liability of either Party for claims or obligations that arose prior to the effective date of such expiration or termination. Without limiting the generality of the foregoing, upon expiration or termination of this Agreement for any reason, unless the Parties mutually agree otherwise or Merck elects to cancel such Purchase Orders in accordance with this Section 9.3, Customer will remain liable to purchase, and Merck will remain liable to sell and deliver, all Products covered by outstanding Purchase Orders that were accepted by Merck prior to the effective date of expiration or termination. If termination occurs as the result of Customer’s material breach of this Agreement, Merck may, in its sole discretion, elect to terminate any outstanding Purchase Orders that were accepted by Merck prior to the effective date of termination by providing notice to Customer of such cancellation along with Merck’s notice of termination for such breach. The provisions of Sections 3.1, 3.2, 3.3, 4.2(c), 4.3, 5, 6, 7, 8, 9.3, 10 and 11 will survive any expiration or termination of this Agreement.

10.	EXPORT COMPLIANCE

Compliance with Laws. Customer will comply with all applicable restrictions imposed by the United States of America and all other relevant countries or jurisdictions upon the export of the Products pursuant to the Export Administration Act of 1979, 93 Statutes at Large, Section 503, et. seq., as from time to time amended, or any successor act and all regulations promulgated thereunder and all laws and regulations covering the same subject matter in all other relevant countries or jurisdictions.

11.	MISCELLANEOUS

11.1.

Independent Contractors. The Parties are and will remain independent contractors and nothing contained in this Agreement will be construed to place the Parties in the relationship of employer and employee, partners, principal and agent, or joint ventures. Neither Party will have the power to bind or obligate the other Party nor will either Party hold itself out as having such authority.

11.2.

Publicity. Neither Party will make commitments nor disbursements, incur obligations or place any advertising, public relations or promotional material for the other Party and/or its Affiliates. Neither Party will disseminate any material of any kind using the name of such other Party and/or its affiliates or using their trademarks, without the prior written approval of an authorized representative of such other Party.

11.3.

Notices. Except as set forth in Section 4.2, any notice required or permitted to be given under this Agreement will be in writing, will specifically refer to this Agreement and will be deemed to have been sufficiently given for all purposes upon receipt if delivered (a) by first class certified or registered mail, postage prepaid, (b) express courier delivery service or (c) personally. Unless otherwise specified in writing, the notice addresses of the Parties will be as described below.

If to Merck:	Millipore (U.K.) Ltd.
Attn: Applied Sales
Suite 21, Building 6, Croxley Green Business Park
Watford
Hertfordshire WD18 8YH
UK

With a copy to:	EMD Millipore Corporation
Attn: Legal Department
400 Summit Drive
Burlington, MA 01803
USA

If to Customer:	Oxford Immunotec Ltd.
Attn: Chief Executive Officer
94C Innovation Drive, Milton Park
Abingdon
Oxfordshire, OX14 4RZ
UK

11.4.

Governing Law. This Agreement will in all events and for all purposes be governed by, and construed in accordance with, the laws of the Commonwealth of Massachusetts without regard to any choice of law principle that would dictate the application of the law of another jurisdiction. The Parties agree that the provisions of the 1980 United Nations Convention on Contracts for the International Sale of Goods and the 1974 Convention on the Limitation Period in the International Sale of Goods, as amended by that certain Protocol adopted in Vienna on April 11, 1980, will not apply to this Agreement, and are hereby expressly excluded. The Parties consent to the exclusive jurisdiction of the state and federal courts located in Boston, Massachusetts for the enforcement of the terms of this Agreement and the entry of judgment on any award rendered under this Agreement.

11.5.

Severability. Each provision in this Agreement is independent and severable from the others, and no provision will be rendered unenforceable because any other provision may be invalid or unenforceable in whole or in part. If the scope of any restrictive provision in this Agreement is too broad to permit enforcement to its full extent, then such restriction will be reformed to the maximum extent permitted by law.

11.6.

Force Majeure. Each Party will be excused from default or delay in the performance of its obligations hereunder (other than the obligation to make payments of money) if and to the extent that such default or delay is caused by an act of nature (e.g., flood, earthquake or storm), act of war, insurrection, civil commotion, riot, destruction of facilities or materials, fire, explosion, labor disturbance or strike, the laws or regulations of any government, regulatory or judicial authority, embargo, shortage of raw materials, equipment failure, failure of public utilities or common carriers, and any other causes beyond the reasonable control of the applicable Party (each, a “Force Majeure Event”). The Party affected by a Force Majeure Event (or Merck in the case of any Force Majeure Event affecting any relevant Merck Affiliate or subcontractor) will promptly notify the other Party, explaining the nature, details and expected duration thereof. Such Party will also notify the other Party from time to time as to when the affected Party (or relevant Merck Affiliate or subcontractor as the case may be) reasonably expects to resume performance in whole or in part of its obligations under this Agreement, and to notify the other Party of the cessation of any such event. A Party affected by a Force Majeure Event will use commercially reasonable efforts to remedy, remove, or mitigate such event and the effects thereof with all reasonable dispatch. Upon termination of the Force Majeure Event, the performance of any suspended obligation or duty will promptly recommence. If the Force Majeure Event persists for more than six (6) months, Merck may terminate this Agreement by written notice to Customer.

11.7.

Assignment. Neither Party may assign or transfer this Agreement or any rights or obligations hereunder without the prior written consent of the other Party, except either Party may make such an assignment or transfer without the other Party’s consent (a) to an Affiliate of a Party, or (b) to the successor to all or substantially all of the business or assets of a Party to which this Agreement relates (whether by merger, sale of stock, sale of assets or other transaction). Any permitted successor or assignee of rights and/or obligations hereunder will, in a writing to the other Party, expressly assume performance of such rights and/or obligations. Any assignment or attempted assignment by either Party in violation of the terms of this Section 11.7 will be null and void.

11.8.

Waiver. The failure of either Party to take action as a result of a breach of this Agreement by the other Party will constitute neither a waiver of the particular breach involved nor a waiver of either Party’s right to enforce any or all provisions of this Agreement through any remedy granted by law or this Agreement.

11.9.

Entire Understanding. This Agreement, including all Exhibits, which are incorporated into this Agreement by this reference, contains the entire understanding of the Parties with respect to its subject matter, supersedes any prior or contemporaneous written or oral communications, statements or agreements between the Parties relating to such subject matter, and may only be modified or altered in writing signed by authorized representatives of both Parties.

11.10.

Titles and Headings. The titles and headings of each section and paragraph of this Agreement are for reference only and will not affect the construction or interpretation of any provision of this Agreement.

11.11.	Third Party Beneficiaries. This Agreement is for the benefit of the Parties hereto and not for any other person except as may be specifically agreed to in writing by the Parties.

11.12.

Counterparts. This Agreement may be executed in any number of counterparts, each of which will be an original and all of which together will constitute one and the same document binding on all Parties hereto.

11.13.

Electronic Signatures. The Parties agree that electronic signatures (including but not limited to Docusign® or a comparable format) of this Agreement are intended to authenticate this Agreement and shall have the same force and effect as manual signatures.

[The remainder of this page is left blank intentionally.]

IN WITNESS WHEREOF, the Parties hereto, each by a duly authorized officer, have entered into this Agreement as of the date first set forth above.

OXFORD IMMUNOTEC LIMITED		MILLIPORE (U.K.) LTD.

By:	/s/: A.P. Gaskell	By:	/s/: Victor Mark Jackson	/s/: Peter Biro

Name:	Peter Gaskell	Name:	Victor Mark Jackson	P. Biro

Title:	VP, Operations	Title:	Director	Director

Date:	07 Jan 2019	Date:	21st Dec 2018	21/21/18

THIS EXHIBIT HAS BEEN REDACTED AND IS THE SUBJECT OF A CONFIDENTIAL TREATMENT REQUEST. REDACTED MATERIAL IS MARKED WITH [***] AND HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

EXHIBIT A

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THIS EXHIBIT HAS BEEN REDACTED AND IS THE SUBJECT OF A CONFIDENTIAL TREATMENT REQUEST. REDACTED MATERIAL IS MARKED WITH [***] AND HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

EXHIBIT B

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